Contact: Michael L. McDonald
Senior Vice President & Chief Financial Officer
703-478-5845
Email: mmcdonald@fairchild.com

FAIRCHILD REPORTS LATE FILING OF FORM 10-K ANNUAL REPORT

McLean, Virginia (January 17, 2007) - The Fairchild Corporation (NYSE: FA), reported that it’s Annual Report on Form 10-K for the year ended September 30, 2006, will be filed late. Additional information may be obtained from the Company’s Form 8-K filing issued on January 16, 2007, which is available on the Company’s web site.

About The Fairchild Corporation

The business of Fairchild consists of two segments: sports & leisure, and aerospace. Fairchild's sports and leisure segment, known as Fairchild Sports, is comprised principally of Hein Gericke and PoloExpress. Fairchild Sports designs and sells motorcycle protective apparel, helmets, and a large selection of technical accessories, for motorcyclists. Together, Hein Gericke and PoloExpress operate 238 retail shops in Germany, the United Kingdom, Austria, Belgium, France, Italy, Luxembourg, the Netherlands, Switzerland and Turkey. Fairchild's aerospace segment is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.